October 27, 2022

Thomas O. Barnes
Chairman of the Board of Directors
Thomas J. Hook
President and Chief Executive Officer
Barnes Group Inc.
Bristol, CT 06010

Dear Tom B. and Tom H,

This letter serves as notice that, effective at the close of business on October 31, 2022, I hereby voluntarily retire from my role as Executive Vice Chairman of Barnes Group Inc. (the “Company”) and voluntarily resign as a member of the Company’s Board of Directors, for personal reasons related to health matters affecting my family.

My decision to voluntarily resign from the Company’s Board of Directors is not the result of any disagreement with Company management on any matter relating to the Company’s operations, policies or practices, or with the Company’s Board of Directors.

I am honored to have been a part of Barnes, and I wish each of you, the Board, and Barnes’ management well in the Company’s next chapter.

Sincerely,

/s/ Patrick Dempsey

Patrick Dempsey